July 2007	Pricing Sheet dated July 24, 2007 relating to
Preliminary Pricing Supplement No. 314 dated June 25, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Currencies
“VISTA” Currency-Linked Capital Protected Notes due January 29, 2010
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar
Vietnamese dong + Indonesian rupiah + South African rand + Turkish lira + Argentine peso
PRICING TERMS – JULY 24, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount	$15,287,000
Pricing date:	July 24, 2007
Original issue date:	July 31, 2007 (5 business days after the pricing date)
Maturity date:	January 29, 2010
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting	Initial Exchange Rate
	Vietnamese dong (“VND”)	20%	16,140
	Indonesian rupiah (“IDR”)	20%	9,059
	South African rand (“ZAR”)	20%	6.82065
	Turkish lira (“TRY”)	20%	1.2356
	Argentine peso (“ARS”)	20%	3.1306
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the weighted performance values of each of the basket currencies
Participation rate:	280%
Performance value:	With respect to each of the basket currencies: [(initial exchange rate / final exchange rate) - 1] x weighting
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into U.S. dollars as determined by reference to the applicable reference source described herein.
Valuation date:	January 20, 2010
CUSIP:	617446K81
Listing:	The notes will not be listed on any exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per note	100%	2.25%	97.75%
	Total	$15,287,000	$343,957.50	$14,943,042.50
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement for further details.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement and “Plan of Distribution” in the prospectus supplement.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 314, dated June 25, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.